Exhibit 99.7

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

April 23, 2025

Board of Directors

Endo, Inc.

1400 Atwater Drive

Malvern, PA 19355

Re:	Registration Statement on Form S-4 of Mallinckrodt plc, filed April 23, 2025 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 13, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Mallinckrodt plc (“Macaw”) and its affiliates) of all of the outstanding shares of common stock, par value $0.001 per share of Endo, Inc. (the “Company”) of the Aggregate Consideration (as defined below) to be paid to such holders pursuant to the Transaction Agreement, dated as of March 13, 2025 (the “Agreement”), by and among Macaw, the Company and Merger Sub (as defined in the Agreement). The term “Aggregate Consideration” means the aggregate of the Per Share Base Cash Consideration, the Per Share Eagle Funded Cash Consideration and the Per Share Stock Consideration (each as defined in the Agreement).

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Opinion of Endo’s Financial Advisor,” “Risks Relating to the Transaction,” “Recommendation of the Endo Board of Directors and Endo’s Reasons for the Transaction” and “Endo Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)